EXHIBIT 99(a)
-------------


  October  23, 2000

  Donald L. Kovach                                      Roger Bosma
  President & CEO                                       President & CEO
  Sussex Bancorp                                        Lakeland Bancorp
  973-827-2914                                          973-697-2000


Lakeland Bancorp Acquires 9.9% of Sussex Bancorp

Oak Ridge, NJ - John Fredericks, Chairman of Lakeland Bancorp, Oak Ridge, NJ (NMS: "LBAI") and Donald Kovach, Chairman and President of Sussex Bancorp, Franklin, NJ (AMEX: "SBB") jointly announced today an agreement, subject to regulatory approval, whereby Lakeland Bancorp will acquire newly issued common shares of Sussex Bancorp representing 9.9% of Sussex's outstanding shares at $8.50 per share. If the purchase had been consummated on September 30, 2000, Lakeland would have purchased approximately 139,000 Sussex common shares, for gross proceeds of approximately $1,180,000.

"We look on this as an investment for our shareholders in a growing local community bank," said Roger Bosma, President and CEO of Lakeland Bancorp. "This is an opportunity for Lakeland to invest in that sector of the Sussex County market not otherwise available to us."

"This addition of capital will enable us to continue to expand Sussex Bancorp, strengthen our independence, and more economically serve the people of Sussex County who deserve and enjoy the personal service a strong community bank offers," said Kovach.

The $875 million asset Lakeland Bancorp, holding company for The National Bank of Sussex County and Lakeland Bank, has 28 banking offices in Northwest New Jersey. Sussex Bancorp, with assets of $156 million, is the holding company for Sussex County State Bank which has eight banking offices in Sussex County.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believes", "expects", and similar words or variations. Such statements are not historical facts and involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, loan loss provisions, customer retention, or failure to realize expected cost savings or revenue enhancements from acquisitions. Lakeland Bancorp assumes no obligation


                                  Page 5 of 23